Exhibit 10.14

FEDERAL HOME LOAN MORTGAGE CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT

NONQUALIFIED STOCK OPTION AGREEMENT is dated           , 2004 (“Grant Date”) by and between the Federal Home Loan Mortgage Corporation (the “Corporation”) and                        (the “Grantee”), pursuant to the Federal Home Loan Mortgage Corporation 1995 Stock Compensation Plan (the “Plan”):

1.  Grants.  (a) Nonqualified Stock Options.  The Corporation has granted to Grantee a Nonqualified Stock Option (the “Option”) to purchase            (     ) shares of the Common Stock of the Corporation ($.21 par value) at a purchase price of $           per share. The Option is subject to all applicable provisions of the Plan and to the terms and conditions set forth herein. The Option is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(b)  Dividend Equivalents.  The Corporation also has granted to Grantee the right to receive from the Corporation an amount equivalent to the dividends declared on the number of shares of Common Stock with respect to which the Option is exercised or has expired, the record dates for which dividends have occurred during the period the Option was outstanding (“Dividend Equivalents”), subject to Section 3 hereof. Such Dividend Equivalents shall be subject to all terms and conditions (including forfeitures) otherwise applicable to the Option. Payment of such Dividend Equivalents shall be made in cash upon exercise of the Option (in whole or in part) or, to the extent that the Option is not exercised, upon the Expiration Date (as defined below). Notwithstanding the foregoing, the amount so payable shall be reduced by the amount of all Federal, state, local and other taxes that may be required to be withheld by the Corporation with respect to such payment.

(c)  Coordination with Plan.  All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Nonqualified Stock Option Agreement (the “Agreement”). Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Grantee acknowledges receipt of a copy of the Plan and hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Compensation and Human Resources Committee of the Board of Directors (including any delegate) (the “Committee”) thereunder.

2.  Rights of Exercise.  (a) Exercisability and Expiration Date.  The Option may be exercised by Grantee, in whole or in part, at any time or from time to time within a period beginning on the first anniversary of the Grant Date and ending on the day prior to tenth anniversary of the Grant Date (the “Expiration Date”); provided, however, that, except as provided in Paragraph 2(c) below, such Option: (i) may not be exercised unless Grantee is at the time of exercise an employee of the Corporation and shall have been such continuously from the date hereof to the date of such exercise; (ii) may not be exercised unless Grantee has been an employee of the Corporation for not less than one year; and (iii) shall be exercisable only at the times and to the extent set forth below:

Additional percentage of shares in
During the period	respect of which the
commencing	Option may be exercised

1st anniversary of the Grant Date	25%
April 1, 2006	25%
April 1, 2007	25%
April 1, 2008	25%

Except as provided in this Agreement, the Option may not be exercised at any time other than as specified in this Section 2, and shall expire if not exercised in full on or before the Expiration Date.

(b)  Form of Exercise.  The Option shall be exercised by Grantee giving notice of such exercise to the Corporation (or its designee), in such form as the Corporation may require in its sole discretion. Such notice shall specify the number of shares to be purchased and shall be accompanied by full payment of the purchase price of such shares, plus an additional amount equal to the Federal, state, local and other taxes required to be withheld by the Corporation with respect to delivery of the shares of Common Stock for which the Option is exercised (the “Exercise Price”). Payment of the Exercise Price shall be made (i) in cash, (ii) in shares of Common Stock of the Corporation having a “Fair Market Value” (as defined in the Plan) on the date of exercise at least equal to such purchase price, or (iii) in a combination of cash and shares of the Corporation’s Common Stock. In addition, such Exercise Price may be paid by irrevocably instructing such broker-dealer as may be designated by the Corporation to sell part or all of the shares to be purchased, simultaneously with such exercise or as soon as practicable thereafter, at the market in a broker’s transaction (within the meaning of section 4(4) of the Securities Act of 1933, as amended), the proceeds of which sale shall be at least equal to the Exercise Price for the shares to be purchased, plus applicable transaction costs, and to remit to the Corporation an amount equal to such Exercise Price.

(c)  (i) Upon Death While Employed.  In the event of the death of Grantee while in the employ of the Corporation but prior to the Expiration Date, any restrictions on exercise otherwise applicable to the Option under Paragraph 2(a) shall lapse immediately and Grantee’s Beneficiary shall have the right to exercise the unexercised portion of the Option during the thirty-six month period that begins as of the date of death (but ends not later than the Expiration Date); provided, however, that, at the end of such thirty-six month period, the Option shall cease to be exercisable.

(ii) Upon Disability.  In the event Grantee ceases to be an employee of the Corporation prior to the Expiration Date by reason of Disability (as defined in the Plan), any restrictions on exercise otherwise applicable to the Option, under Paragraph 2(a), shall lapse immediately and Grantee shall have the right to exercise the unexercised portion of the Option at any time prior to the Expiration Date.

(iii) Upon a Qualifying Retirement.  In the event Grantee ceases to be an employee of the Corporation prior to the Expiration Date by reason of a Qualifying Retirement

(as defined below), any restrictions on exercise otherwise applicable to the Option under Paragraph 2(a)(i) and (ii) shall lapse immediately but restrictions on exercise under Paragraph 2(a)(iii) (if any) shall continue, and Grantee may exercise such Option in accordance with Paragraph 2(a)(iii) at any time prior to the Expiration Date. For purposes of this Agreement, a “Qualifying Retirement” shall mean Grantee’s ceasing to be an employee of the Corporation (whether or not such Termination is a “Retirement” as defined in the Plan), other than a Termination by the Corporation for Gross Misconduct (as defined in Corporate Policy No. 3-254.1 (as may be amended or replaced from time to time) as determined by the CEO or a Termination subject to Section 2(c)(i) or (ii), at least one year after the date of grant of the Option, if, at the time of such Termination, (A) Grantee has attained (or exceeded) age 55 and has at least ten years of service with the Corporation or has attained (or exceeded) age 62 and at least five years of service with the Corporation, and (B) Grantee has executed and is subject to a written agreement containing such non-competition, non-solicitation, and other covenants in form and substance satisfactory to CEO in order to protect to the maximum extent practicable the confidential and proprietary business information of the corporation and its subsidiaries, affiliates or joint ventures. The Corporation’s remedies under any such agreement may include but shall not be limited to cancellation and forfeiture of the unexercised portion of the Option. For purposes of this Section 2(c)(iii), “years of service” shall be defined (and calculated) in the same manner as “year of qualifying service” under the Federal Home Loan Mortgage Corporation Employees’ Pension Plan.

(iv) Forfeiture.  In the event Grantee ceases to be an employee of the Corporation prior to the Expiration Date for any reason other than death, Disability or Qualifying Retirement, the portion of the Option which, as of the date of termination, remains subject to the exercise restrictions shall be forfeited, and Grantee shall have ninety days after the date of Termination in which to exercise any portion of the Option which, as of the date of Termination, was exercisable, during which ninety-day period the restrictions on exercise under Paragraph 2(a)(i) shall not apply.

(v) Upon Death After Employment.  In the event of the death of Grantee after Grantee has ceased to be in the employ of the Corporation but at a time that any portion of the Option remains exercisable under clauses (ii), (iii) or (iv) of this Paragraph 2(c), any restrictions on exercise otherwise applicable to such portion of the Option under Paragraph 2(a) shall lapse immediately and Grantee’s Beneficiary shall have the right to exercise the unexercised portion of the Option during the thirty-six month period that begins as of the date of death; provided, however, that, at the end of such thirty-six month period, the Option shall cease to be exercisable (the provisions of clauses (ii) and (iii) of this Paragraph 2(c) notwithstanding). The foregoing notwithstanding, nothing contained in this Paragraph 2(c) shall be deemed to permit the exercise of any portion of the Option after the Expiration Date.

3.  Dividend Equivalents.  (a) Generally.  Dividend Equivalent rights granted under Paragraph 1(b) hereof confer upon Grantee a right to receive Dividend Equivalents in respect of the Option, as follows:

(i) Relating to Cash Dividends.  If the Corporation declares and pays any cash dividend or distribution on Common Stock, the record date of which occurs while all or a portion of the Option remains outstanding, the Corporation shall credit to a bookkeeping account maintained on behalf of Grantee, as promptly as practicable after the payment date of such dividend or distribution, a cash amount equal to the amount of cash actually paid as a dividend or distribution per share of Common Stock multiplied by the number of shares subject to the Option on such record date.

(ii) Relating to Extraordinary Stock Dividends, Stock Splits, and Other Extraordinary Dividends Resulting in Adjustments to Options.  If the Corporation declares and pays a dividend or distribution in the form of Common Stock payable on Common Stock, or if there occurs a forward stock split of the Common Stock, or if there occurs another extraordinary dividend resulting in an adjustment under Paragraph 4(c) hereof, the record date of which occurs while all or a portion of the Option remains outstanding, the Corporation shall not credit any dividend equivalents to Grantee’s bookkeeping account in connection therewith, except as otherwise determined by the Committee in accordance with Paragraph 4(c).

(b)  Forfeiture.  In the event any portion of an Option is forfeited, the Dividend Equivalents theretofore credited to Grantee’s bookkeeping account in respect of that portion of the Option shall likewise be forfeited.

4.  Miscellaneous.  (a) Limitations on Transfer.  Neither the Option nor any of Grantee’s rights or interests therein shall be assignable or transferable by Grantee other than by will or the laws of descent and distribution or to a designated Beneficiary in the event of the Participant’s death. During the lifetime of Grantee the Option shall be exercisable only by Grantee (or his guardian or legal representative). The Option shall not be pledged or encumbered in any way and shall not be subject to execution, attachment or similar legal process. Other provisions of this Agreement notwithstanding, the portion of the Option which is not at that time subject to a risk of forfeiture upon termination of the employment of the Grantee to the Corporation shall be transferable, solely for estate-planning purposes, if and to the extent that rules adopted by the Committee and then in effect permit such transfers (the “Rules”), and subject to the terms and conditions set forth in such Rules. In addition, each agreement evidencing an option granted to Grantee under the Plan and outstanding at the Date of the Grant of the Option is hereby amended by inserting the preceding sentence as additional text at the end of any provision setting forth limitations on transferability.

(b)  No Right to Continued Employment.  Nothing contained herein or in the Plan shall be construed as giving Grantee any right to be retained in the employ of the Corporation, or interfere in any way with the right of the Corporation to terminate the employment of Grantee at any time, with or without cause, without incurring any liability to Grantee due to the inability of Grantee thereafter to exercise the Option.

(c)  Adjustments.  In the event of any change in the Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, spin-off, combination or exchange of shares, or similar corporate transaction or event that affects the Common Stock such that the Committee determines that an adjustment to the Option is appropriate, then the Committee will adjust the terms of the Option in a manner that is equitable to prevent substantial dilution or enlargement of the rights of Grantee. Any such adjustment shall be effective and binding for all purposes under the Option. The Committee shall give notice of such adjustment to Grantee.

(d)  Surrender of Options.  If permitted or required by the Committee, the Option may be surrendered by Grantee conditioned on the grant of a new option for the same or different number of shares, or shall be surrendered by the Grantee as a condition to the grant of such a new option. Upon such surrender, and to the extent thereof, the Option shall be of no further force or effect.

(e)  No Stockholder Rights.  Grantee shall have no rights as a stockholder of the Corporation with respect to any shares of Common Stock subject to the Option prior to the valid exercise of the Option.

(f)  Legal Effect.  This Agreement shall be legally binding when executed by the Corporation and delivered to Grantee. This Agreement is governed by applicable federal law and, to the extent not governed by federal law, the laws of the Commonwealth of Virginia (without regard to conflicts of law provisions), and is deemed executed in the Commonwealth of Virginia.

(g)  General.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. Copies of this Agreement shall not represent additional obligations of the Corporation. No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Corporation or impair the rights of Grantee with respect to the Option shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Corporation and by Grantee.

Date of grant of the Nonqualified Stock Option:           , 2004.

FEDERAL HOME LOAN MORTGAGE
CORPORATION

By:
Michael Hager
Senior Vice President
Human Resources